United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ] Amended Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X] Amended Definitive Information Statement on account of being ONLY an election of directors under Rule 14c-5(a)(1)

U.S. RARE EARTHS, INC.

 (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A.

(2)	Aggregate number of securities to which transaction applies: N/A.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A.

(4)	Proposed maximum aggregate value of transaction: N/A.

(5)	Total fee paid: N/A.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $ -0-

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

Contact Person:
H. Deworth Williams
2681 East Parleys Way, Suite 204
Salt Lake City, Utah 84109
Phone No. 801-322-3401
Fax No. 801-595-0967

U.S. Rare Earths, Inc.

12 Gunnebo Drive

Lonoke, Arkansas 72086

 (501)676-2994

AMENDED INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND A PROXY

INTRODUCTION

This Amended Information Statement is being furnished to our shareholders (U.S. Rare Earths, Inc., a Nevada corporation ["USRE" or "Company"]) solely in connection with the election of directors to our Board of Directors, the election of which has been adopted and approved by a majority of our stockholders by written consent.  Because this Amended Information Statement solely relates to the election of directors, Rule 14c-5(a)(1) of the General Rules and Regulations of the Commission allows us to file this Amended Information Statement with the Commission as “definitive” and therefore, under such rule, we can immediately mail it to the shareholders without obtaining advance approval or comment from the Commission.

That a majority of the shareholders can lawfully elect directors by written consent is provided for in Section 2.11 of Article II of our Bylaws titled Written Consent to Action by Shareholders and Nevada Revised Statutes (NRS) § 78.320, subparagraphs 2 and 3 thereunder, titled Stockholders’ meetings; . . . consent for actions taken without meeting.  A copy of such written consent is attached to our previous Information Statement and incorporated herein by reference as Exhibit 3.1.  Those persons constituting a majority of our shareholders and who have signed Exhibit 3.1 together own and hold 12,106,400 shares or approximately 58% of a total of 20,912,662 common capital shares currently issued and outstanding on the stock transfer agent’s books and records.  See Affidavit of Interstate Stock Transfer attached to our previously-mailed Information Statement as Exhibit 99.

A majority of our shareholders has decided to vote-in a new Board of Directors because, among other reasons, the Company has not voted-in directors for several years.  A majority of our shareholders believe that good and competent corporate governance requires formally approving and voting-in new directors.  In addition, Section 2.01 of our By-laws titled Annual Meeting, contemplates that Board Members will be elected every year if possible, even though this has not occurred in several years.  It provides:

Section 2.01 Annual Meeting.  The annual meeting of the shareholders will be held the second Wednesday of April of each year, or at such other time designated by the Board of Directors and as is provided for in the notice of the meeting, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.  If the election of the directors will not be held on the day designated for the annual meeting of the shareholders, or at any adjournment thereof, the Board of Directors will cause the election to be held at a special meeting of the shareholders as soon thereafter as may be convenient.

What follows is information about the five (5) individuals elected to the Board by the written consent of a majority of our shareholders, all of whom serve or have recently served on our Board of Directors.  Currently, our Board of Directors comprises more than 5 individuals.  The corporate action a majority of our shareholders has approved reduces our current Board to 5 and will therefore make our Board more functional and efficient in the opinion of a majority of the shareholders.

REASONS FOR THIS AMENDED INFORMATION STATEMENT

Subsequent to the Majority Shareholders filing their previous Information Statement on Edgar and mailing the same out to the shareholders of record last Friday, purported new counsel to the Company has advised the Majority Shareholders that our previously-filed and disseminated Information Statement contains two (2) errors or omissions, which in his opinion, and in his opinion only, require correction or clarification.  Specifically, such counsel has advised that one of several WHEREAS clauses in the Majority Shareholders’ Written Consent, Exhibit 3.1, contains an erroneous statement that there are, or have been, 9 members of the Board of Directors when current Bylaws only allow for a maximum of 7.  In support of this statement, such counsel advised that there appears to be a July 2011 corporate resolution which purported to amend the Bylaws in this regard and increase the Board to a maximum of 11 Board Members.  The Majority Shareholders did not possess a signed copy of this corporate resolution and were not aware of it, assuming all Board Members consented to the same, in writing, in the absence of a formal Board Meeting and proper notice thereof.  To the knowledge of the Majority Shareholders, this alleged resolution also does not appear to have been filed on Edgar, which would have put all shareholders and other members of the public on notice of it.  This is not to ignore that the Board of Directors has never bothered to formally amend the September 2010 Bylaws of the Company to include such provision, a fact which may further explain this oversight.  To be sure, the Majority Shareholders have reviewed the Company’s Form 10-K for its fiscal year ended December 31, 2011, and a corporate resolution amending the Bylaws is NOT listed in the list of Exhibits.  In fact, only the current Bylaws in their September 2010 form or format are identified in such document as comprising the Company’s Bylaws.  It is therefore difficult to understand how the Majority Shareholders should have all been aware of such alleged amendment to the Bylaws.  In short and for purposes of this document, whether there are, or were, too many Members of the Board of Directors at any given point in the past is irrelevant and immaterial to the reasons for electing a new Board of Directors.

The Company’s new counsel has also given his opinion that the previous Information Statement failed to reference or quote Section 3.15 of the Company’s Bylaws relating to directors, which provides:

Section 3.15.  Removal.  Any director may be removed for cause by action of the Board of Directors.  At a meeting of shareholders, one or more directors may be removed by a vote of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote at an election of directors.

The Majority Shareholders do not interpret Section 3.15 above as trumping the right of Majority Shareholders to elect new directors and such counsel did not point us to any Nevada or other lawful authority in this regard that would compel such a conclusion.  Put simply, the Majority Shareholders have merely elected to vote-in a new Board of Directors, something the Company has not done for many years, regardless of whether some individuals may or may not be re-elected.  The intent is therefore not to affirmatively “remove” any particular person from the Board as Section 3.15 above contemplates.  The foregoing provision is also arguably inapplicable here in that it only contemplates removal of a director by a two-thirds vote if a shareholders meeting is called and held and, in this case, no formal shareholders’ meeting was called or held.

We do not believe that either of the two foregoing issues presented by the Company’s new counsel are the least “material” to this Information Statement or its purpose.  In fact, our own counsel does not believe that these issues are material for, among other reasons, the simple fact that we did not solicit proxies or otherwise attempt to get any shareholder to vote his or her shares in favor of the newly elected Board in the absence of such disclosure.  Accordingly, no one has conceivably relied in any fashion on the absence of such immaterial and insignificant disclosure.  We are informed by our own counsel that there is case law to support this conclusion.  We do not believe that these 2 alleged errors or omissions in the previous Information Statement are of any consequence to legitimate and lawful corporate action by the majority of a company’s shareholders.

At a Board of Director’s meeting held today, a majority of the Board purported to vote off two members of the Board.  For the reasons set forth above, we do not believe such action is material or relevant to this document or the express wishes of our Majority Shareholders.

PERSONS ELECTED AS DIRECTORS AND WHO HAVE BEEN

SERVING AS DIRECTORS

Set forth below is certain biographical information regarding each of the five (5) persons whom the majority of the shareholders has approved, by written consent, to act as the Company’s current Board of Directors.  This same information is also contained in our various Edgar filings filed this year with the US Securities and Exchange Commission.  Reference is made to its website, www.sec.gov.

Michael D. Parnell

Mr. Parnell was appointed as a director and Chief Executive Officer on December 31, 2007 following the acquisition of Media Depot. Mr. Parnell is a graduate of the University of Arkansas with a degree in Agricultural Economics.  In 2002, Mr. Parnell joined J.I.T. Distribution as President and was responsible for marketing, licensing and branding a variety of odor control products through retail distribution chains.  In 2004, Mr. Parnell joined GWA, a national advertising agency as a National Account Director, directing Co-Op advertising for 23 markets across the United States.  In 2005, Mr. Parnell joined Media Depot as National Account Director and was responsible for securing new clients and maintaining existing client relationships. Prior to 2002, Mr. Parnell was a portfolio manager with the Investment Banking firms of EF Hutton and Paine Webber for almost 20 years.

John Victor Lattimore, Jr.

Mr. Lattimore was appointed Chairman of the Board of Directors on June 27, 2011. Since 1996, Mr. Lattimore has served as President and Chairman of the Board of Lattimore Properties, Inc. of Plano, Texas.  From 1986 to 2011, he was President of Lattimore Materials Company, LP, whose operations included seven aggregate mines, 26 ready mix concrete plants, four rail terminals and over 400 mixer and haul trucks. Lattimore Materials is the U.S.’s premier concrete and aggregates supplier in the Southwest.

Mr. Lattimore is a member of the Board of the Congressional Medal of Honor Foundation. He is also on the board of the National Center for Policy Analysis, a Dallas, Texas and Washington, D.C.- based public policy think tank.

Edward F. Cowle

Following a ten year career on Wall Street, Mr. Cowle has been starting, financing, and advising small businesses for the past 20 years.  Mr. Cowle has been a director and former CEO of US Rare Earths, Inc. (USRE Delaware), a company that we acquired August 2011, and its predecessor Thorium Energy, Inc., since 2007. USRE is an exploration and development company with rare earth and thorium deposits in Idaho and Montana.  Mr. Cowle was a founder, and remains a Director, and principal of Laser Technology, Inc., the world leader in sales of laser based law enforcement speed guns and the manufacturer and technology provider for Bushnell laser based recreational products. Mr. Cowle was an initial facilitator, advisor and a significant shareholder in Generex Biotechnologies as it transitioned from a private company to public.  Mr. Cowle worked with Generex as it grew to a $500 million market capitalization (the stock went from less than $1 to $24 per share and Generex attained a national NASDAQ trading status.  Generex raised approximately $200 million following the original $5 million dollars that Mr. Cowle and his colleagues provided to the company as start-up capital. In 2008 Mr. Cowle became a founding shareholder, and business advisor, to Latitude Solutions, Inc. (“LSI”).  The company provides products, processes, and solutions for contaminated water applications. LSI has raised approximately $25 million since inception and has a market capitalization of $150 million.  Mr. Cowle has also worked closely with the Office of Industrial Liaison at NYU University (Medical School) investing in and incubating several technologies.  Mr. Cowle structured a lucrative licensing deal with C. R. Bard for a start-up company that he co-founded with Temple University Office of Technology Development and Commercialization.  Mr. Cowle was a founding shareholder and investor in Biophan Technology and worked closely with management to develop business, financing, and investor awareness.  Biophan went from start-up with just one patent pending to a $200 million market cap and 150 pending and issued patents, in just four years, closing transactions with Boston Scientific, Medtronic, NASA and the FDA. Mr. Cowle formerly served as Senior Vice President Investments–Paine Webber and Co. and Vice President-Bear Stearns and Co.  He graduated from Fairleigh Dickinson University in 1978 with a BA in English and American studies.

Harvey Kaye

Mr. Kaye was appointed as a director on December 15, 2010.  From March 2009 until January 18, 2012, he served as founding chairman and CEO of Latitude Solutions, Inc.  Latitude Solutions, Inc. is a publicly traded holding company whose proprietary technologies and operations provide products, processes and solutions for contaminated water applications.  Mr. Kaye was previously CEO and President of Gulfstream Capital, L.C., a merchant banking, consulting and financial advisory organization that provides advisory and corporate finance services to both public and private companies.  Mr. Kaye has more than 30 years of experience in providing financing, strategic planning and administrative leadership to both large and small companies as an entrepreneur, investment banker, chairman, chief executive officer and director.  Gulfstream has acted in a merchant banking, financial advisory and strategic planning capacity for numerous corporations, both public and private.

H. Deworth Williams

Mr. Williams was appointed as a director as of November 29, 2011 and is the owner of Williams Investment Company, a Salt Lake City, Utah, financial consulting firm and has been a financial consultant for more than thirty-five years.  During this time, Mr. Williams has been instrumental in facilitating several mergers, acquisitions, business consolidations and underwritings.

Family Relationships

There are no family relationships among our newly elected directors.

Involvement in Certain Legal Proceedings

None of our nominees for directorships has, during the past ten years:

•

Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time hereof, or any corporation or business association of which he was an executive officer at or within two years before the time hereof;

•	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

◦

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	◦	Engaging in any type of business practice; or

	◦	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

•

Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

•

Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

•

Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Committees of the Board of Directors

We do not currently have any committees of the Board of Directors.  We do not know at this time if the 5 nominees for directorships would plan to form any committees once they become the sole members of the Board of Directors.

EFFECT OF CORPORATE ACTION

The result of voting in the foregoing 5 directors means that some current members of the Board will no longer be members of our Board of Directors once this Information Statement is mailed out to the Stockholders and becomes effective.  Depending upon what the new Board seeks to do, some of the former Board Members who have not been elected may continue to serve as officers of the Company or in some other capacity, particularly if they have employment contracts.  This remains to be seen.

APPROXIMATE DATE OF MAILING: Tuesday, August 28, 2012

According to SEC Rule 14c-2(b) of the General Rules and Regulations of the Commission, the election of the 5 nominees for directorships will become effective, as a matter of law, on the opening of business on September 17, 2012, or a date that is at least twenty (20) days from the mailing of this Amended Information Statement to our stockholders.

Voting in the five (5) individuals as directors of the Company are the only matters covered by this Amended Information Statement, all as provided in SEC Rule 14c-5(a)(1) of the General Rules and Regulations of the Commission.  This Amended Information Statement does not purport to cover all issues presented by the Company’s By-laws or Articles of Incorporation.  Reference is made to the Company’s Edgar filings.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None beyond each such proposed director’s ownership of shares.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities.

As of the date of this amended document, there were 116 common capital stockholders of record and no preferred shareholders.

Our authorized capital stock currently consists of 100 million shares of common stock, par value $0.00001 per share, of which 20,912,662 shares were issued and outstanding as of the date of this document according to the books and records of our stock transfer agent.  See Affidavit of Interstate Stock Transfer attached to our previously mailed Information Statement as Exhibit 99.  We are also authorized to issue 10 million shares of preferred stock of which none is currently issued or outstanding.  Each share of common stock entitles the holder thereof to one vote on each matter that may come before a meeting of the shareholders.

Security Ownership of Certain Beneficial Owners and Management.

The following table, which is identical to what we have disclosed in recent Edgar filings, sets forth certain information regarding the ownership of our common stock by:

•	each director and nominee for director;

•	each person known by us to own beneficially 5% or more of our common stock;

•	each officer named in the summary compensation table elsewhere in this report; and

•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days.  Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  The address of each beneficial owner of more than 5% of common stock is as follows:

Directors Approved by a Majority of the Shareholders	Shares Outstanding		Shares Outstanding with Warrants
	Amount	Percentage	Amount	Percentage

Michael Parnell Living Trust/ Michael Parnell, Living Trust (affiliate and director)	1,585,000	7.7%	1,585,000	6.5%
Logic International Consulting Group LLC/ Kevin Cassidy (affiliate and director)	150,000	0.7%	1,770,000	7.3%
Harvey Kaye (director)	250,000	1.2%	250,000	1.0%
Edward F. Cowle (affiliate and director)	4,500,000	21.8%	4,500,000	18.6%
H. Deworth Williams (affiliate and director)	4,400,000	21.3%	4,400,000	18.1%
Total Directors (5 in total)

	Shares Outstanding		Shares Outstanding with Warrants
	Number	Percentage	Amount	Percentage
Greater Than 5% Ownership

Edward F. Cowle (affiliate)	4,500,000	21.9%	4,500,000	18.5%
One Renaissance Square, Suite 17 F
White Plains, NY 10601

H. Deworth Williams (affiliate)	4,400,000	21.5%	4,400,000	18.1%
2681 East Parleys Way, Suite 204
Salt Lake City, UT 84109

Michael Parnell Living Trust/ Michael Parnell, Living Trust (affiliate)	1,585,000	7.7%	1,585,000	6.5%
906 N. McCoy Blvd.
New Boston, TX 75570

Logic International Consulting Group LLC/ Kevin Cassidy (affiliate)	150,000	0.7%	1,770,000	7.3%
711 Fifth Avenue
New York, New York 10022

Hoff Family Trust/ Matt Hoff, Trustee (affiliate)	1,585,000	7.7%	1,585,000	6.5%
91 Faircrest Road
Montoursville, PA 17754

Geoff Williams (affiliate)	1,500,000	7.3%	1,500,000	6.2%
2681 East Parleys Way, Suite 204
Salt Lake City, UT 84109

Children's International Obesity Foundation, Inc. (1)	1,106,000	5.4%	1,106,000	4.6%
1393 North Bennett Circle
Farmington, UT 84025

(1) Edward F. Cowle and H. Deworth Williams donated shares to the foundation and sit on the board of trustees.

EXECUTIVE COMPENSATION

The following table, which is also identical to information we recently filed on Edgar, provides information concerning remuneration of the chief executive officer for the fiscal years then ended December 31, 2011, 2010 and 2009, an individual who is one (1) of the five (5) individuals elected to the Board.

Summary Compensation Table

Non-Equity
Incentive
					Stock	Plan	Option	Other
			Salary	Bonus	Awards	Compensation	Awards	Compensation	Total
Name	Principal Position		($) (1)	($)	($) (2)	($)	($)	($) (3)	($)
Michael D. Parnell	Chief Executive Officer,	12/31/11	$ 120,703	$ -	$ 712,500	$ -	$ -	$ -	$ 833,203
	Director	12/31/10	$ 95,000	$ -	$ -	$ -	$ -	$ -	$ 95,000
		12/31/09	$ 78,000	$ -	$ -	$ -	$ -	$ -	$ 78,000

(1) The amounts represent salary paid to Mr. Parnell.

(2) The amounts reflects 125,000 shares for year four and five of the amended employment agreements for Mr. Parnell, Schifrin and Hoff that vest with the change in control by merger, acquisition, takeover or otherwise. The shares were valued at the fair market value of $2.85 per share.

Employment Agreements.

Of the five (5) individuals elected to the Board of Directors, Mr. Parnell is the only individual with whom we have an employment agreement.

Michael D. Parnell

On December 10, 2010, the Company entered into a Revised Employment Agreement (“Parnell Agreement”) with Michael Parnell, the Company’s Chief Executive Officer.  Under the terms of the Parnell Agreement, Mr. Parnell’s salary was $125,000 in year one, $137,500 in year two and $151,000 in year three.  Mr. Parnell was awarded 300,000 shares of restricted common stock.  In the event the Company is sold or merged or there is a change in control, Mr. Parnell is to receive at his discretion, severance of $500,000 in cash or restricted common stock at $.50 per share.  Mr. Parnell is eligible for vacation of six weeks, benefit programs and incentive bonuses as approved by the Board of Directors.  The Parnell Agreement has a three year term and is automatically renewable for additional one year periods unless ninety days’ notice is provided by either party.

On July 26, 2011, the Company entered into an Addendum to a Revised Employment Agreement (“Parnell Agreement Addendum”).  The Parnell Agreement Addendum extended the term by two years to five years from December 10, 2010.  Mr. Parnell’s  salary was $125,000 in year one, $137,500 in year two,  $151,000 in year three, $166,100 in year four and $182,710 in year five.  The Company also agreed to issue 125,000 shares per year to Mr. Parnell in year four and five, provided Mr. Parnell is employed by the Company.  In the event of a change in control of the Company by merger, acquisition, takeover or otherwise, the share amounts due in years four and five would become immediately due and payable.  As of December 31, 2011, the Company has accrued $500,000 and $712,500 or $1,212,500 as Accrued compensation – officers, in the accompanying balance sheet.

Director Summary Compensation Table

The table below, which again is identical to what we have recently filed on Edgar, summarizes the compensation paid by the Company to non-employee directors during the year ended December 31, 2011.

	Stock	Option
Name	Awards (1)	Awards	Total
John Victor Lattimore, Jr.	$ -	$ -	$ -
Logic International Consulting Group LLC/ Kevin Cassidy (affiliate)	427,500	-	427,500
Harvey Kaye	-	-	-
Edward F. Cowle (affiliate)	-	-	-
H. Deworth Williams (affiliate)	-	-	-
Geoff Williams (affiliate)	-	-	-

	$ 427,500	$ -	$ 427,500

(1)

The amount represents 150,000 shares awarded at $2.85 per share.

We use stock options grants to incentive compensation to attract and retain qualified candidates to serve on the Board.  In setting director compensation, the Company has previously considered the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.  During the year ended December 31, 2011, Michael Parnell and Gregory Schifrin did not receive any compensation for their service as a director.  During the year ended December 31, 2011, Daniel McGroarty received 150,000 shares as compensation for service as a director prior to his appointment as President on November 29, 2011.  The compensation disclosed in the Summary Compensation Table on page 43 of the Company’s Annual Report for its fiscal year ended December 31, 2011 on Form 10-K represents the total compensation.  Reference is made to such document which is publicly available on the Securities and Exchange Commission’s website, www.sec.gov.

Compensation Paid to Board Members.

Our directors are not compensated in cash.

OTHER INFORMATION

Additional information on the past compensation of our officers and directors, including any and all employment agreements to which they or existing officers and directors are a party, are detailed in our Edgar filings on file with the U.S. Securities Commission at www.sec.gov.  All shareholders are encouraged to visit this website and review such publicly available information.  These documents include but are not limited to (1) our Annual Report on Form 10-K for our fiscal year ended December 31, 2011; (2) our Quarterly Report on Form 10-Q for our first quarter ended March 31, 2012; and (3) our Quarterly Report on Form 10-Q for our second quarter ended June 30, 2012.

Exhibits.

3.1

Written Consent of a Majority of the Company’s Shareholders filed with previous Information Statement, the contents of which are incorporated herein by reference, with the exception of the one WHEREAS clause which may be deemed incorrect

99

Affidavit of Janis Patterson of Interstate Stock Transfer filed with the previous Information Statement, the contents of which are incorporated herein by reference

NOTICE

STOCKHOLDERS OF OUR COMPANY THAT HAVE CONSENTED TO THE ELECTION OF DIRECTORS BY WRITTEN CONSENT OWN IN EXCESS OF THE REQUIRED NUMBER OF OUR OUTSTANDING VOTING SECURITIES TO SO ELECT DIRECTORS UNDRE NEVADA LAW AND HAVE DONE SO.  NO FURTHER VOTES OR PROXIES ARE NEEDED, AND NONE ARE REQUESTED.

BY ORDER OF THE MAJORITY SHAREHOLDERS

Date: August 27, 2012

/s/ H. Deworth Williams

H. Deworth Williams,

On Behalf of the Majority Shareholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Majority Shareholders have duly caused this Information Statement to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 27, 2012

/s/ H. Deworth Williams

H. Deworth Williams,

On Behalf of the Majority Shareholders